Inuvo Reports First Quarter 2017 Results

Little Rock, AR, May 4, 2017 -- Inuvo, Inc. (NYSE MKT: INUV), an advertising technology company, today announced financial results for the three months ended March 31, 2017. The company reported revenue of $17.2 million.

“This was a very busy quarter having acquired the NetSeer operations in February and then executing on the integration of people, data centers, accounting and technology. The combined company will now be better described as the Inuvo MarketPlace, a set of technologies designed to connect advertisers (demand) with consumer audiences through publishers (supply),” stated Rich Howe, Chairman and CEO of Inuvo. “We are building what we expect to be a larger, stronger and more sustainable company.”

Mr. Howe continued, “Our 2017 guidance for revenue is in the range of $88 - $93 million with positive adjusted EBITDA on the year. We anticipated a negative adjusted EBITDA in the quarter as we absorbed an additional $1.6 million of operating expense associated with the acquisition. We expect to complete the integration of the NetSeer operations by the second half of this year at which time the operating efficiencies are expected to be fully realized.”

First Quarter 2017 Financial Results

•	First Quarter 2017 net revenue was $17.2 million compared to $18.7 million in the same quarter last year. The average quarterly revenue for the first half of 2016 was $17.2 million.

•	First Quarter 2017 adjusted EBITDA was negative $663,000 or $0.02 per share loss compared to positive $1.3 million in the same quarter last year.

•	First Quarter 2017 GAAP net loss was $1.7 million or $0.06 net loss per share compared to $374,000 net income in the same quarter last year.

•	Cash balance at March 31, 2017 was $3.9 million, unchanged from December 31, 2016.

•	The outstanding balance on the revolving credit bank facility at March 31, 2017 was $3.6 million.

•	The assets of NetSeer, Inc. were acquired advancing our technology strategy and increasing the number of advertisers and publishers within the Inuvo MarketPlace.

•	The company’s bank agreement was amended to accommodate the NetSeer acquisition.

•	A major demand partner agreement was signed for another two years.

Through December 2016, we reported our business as two segments, Partner Network (advertising technology) and Owned & Operated Network (digital publishing). Both business segments recognize revenue identically. Virtually all the revenue generated within the Owned & Operated Network comes from advertising technology delivered by the Partner Network. Operationally, these websites are no different from any other website we serve ads to and in this regard, have always been managed internally as an additional source of supply. Particularly with the recent acquisition, Inuvo has an increased technology centric vision and manages the company as such. As a result, starting in 2017 we will report as a single segment. We believe this will bring more clarity to shareholders as we provide enhanced consolidated metrics and other information more germane to the Company’s business model.

Financial results for the three-month period ended March 31, 2017
Net revenues for the first quarter of 2017, were $17.2 million compared to $18.7 million for the three months ended March 31, 2016. Net revenue for the first quarter 2017 was approximately $1.5 million lower than the same quarter last year due in part to an uncharacteristically strong first quarter last year followed by and uncharacteristically weak second quarter. The average quarterly revenue for the first half of 2016 was $17.2 million. There was also lower marketing spend this year resulting in lower revenue from our owned websites. This lower revenue was partially offset by higher revenue from serving ads to third party publishers and by $1.9 million of revenue attributable to the NetSeer acquisition.

Operating expenses were approximately $11.0 million in the first quarter of 2017 compared to $14.0 million in the same quarter of 2016, a 22% decrease. The lower operating expense in the current year first quarter compared to the prior year quarter is due to lower marketing costs. The first quarter absorbed $1.6 million of additional NetSeer operating expense of which $350 thousand were transactional and integration costs. We believe the remaining additional NetSeer operating costs will be lower in future quarters as the business is integrated into Inuvo.

For the quarter ended March 31, 2017, adjusted EBITDA was negative $663,000 or $0.02 per share loss compared to positive $1.3 million in the same quarter last year. GAAP net loss was $1.7 million or $0.06 net loss per share compared to $374 thousand net income, or $0.02 net income per diluted share, for the quarter ended March 31, 2016.

Balance Sheet as of March 31, 2017
At March31, 2017, cash and cash equivalents totaled $3.9 million and the outstanding balance on the revolving credit facility was $3.6 million.

Conference Call Information:
Date: Thursday, May 4, 2017
Time: 4:15 p.m. EDT
Domestic Dial-In: 1-888-576-4380
International Dial-In: 1-719-325-2123
Webcast: http://public.viavid.com/index.php?id=124060

In addition, the call will be webcast on the Investor Relations section of the Company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days. A telephone replay will be available through May 18, 2017. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, enter the code 4365160 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an advertising technology business. The Inuvo MarketPlace is a set of technologies designed to connect advertisers (demand) with consumer audiences through publishers (supply) across device types. Inuvo has the ability to serve ads within content, video and images. To learn more about Inuvo, please visit www.inuvo.com or download our app for Apple iPhone or Android.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, successful integration of the NetSeer business, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2016. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo, Inc.
Wally Ruiz
Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com
or
KCSA Strategic Communications
Valter Pinto, Investor Relations
212-896-1254
valter@kcsa.com

Non-GAAP Financial Measures

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA”.

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because it is commonly used financial analysis tools for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net income, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

We define Adjusted EBITDA as net income from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, and (iv) stock-based compensation. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of these metrics should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

INUVO, INC.

RECONCILIATION OF (LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(Unaudited)
	Three Months Ended
	March 31,	March 31,
	2017	2016
(Loss) income from continuing operations before taxes	$(1,691,945)	$379,399
Interest expense, net	42,944	23,608
Depreciation	328,054	306,268
Amortization	365,121	234,294
Stock-based compensation	292,334	359,338

Adjusted EBITDA	$(663,492)	$1,302,907